Pricing Supplement No. 2 Dated April 2, 1998     Rule 424 (b) (3)
(To Prospectus dated February 13, 1998 and     File No. 333-44757
Prospectus Supplement dated March 31, 1998)
                 CARPENTER TECHNOLOGY CORPORATION
                 Medium-Term Notes  -  Fixed Rate
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Principal Amount: $20,000,000  Interest Rate: 6.44%   Issued Price: $20MM(100%)

Agent's Discount Commission:  $110,000 (.55%)     Original Issue Date:  4/6/98
Stated Maturity Date:  4/7/2005

Net Proceeds to Issuer:  $19,890,000 (99.45%)
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Interest Payment Dates:  April 15 and October 15

Redemption:

  X  The Notes cannot be redeemed prior to the Stated Maturity Date.
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     The Notes may be redeemed prior to the Stated Maturity Date.
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     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction:           % until Redemption
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     percentage is 100% of the principal amount.

Optional Repayment:
  X  The Notes cannot be repaid prior to the Stated Maturity Date.
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     The Notes can be repaid prior to the Stated Maturity Date at the option
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     of the Holder of the Notes.
     Optional Repayment Dates:
     Repayment Price:         %
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Currency:
     Specified Currency:
     (If other than U.S. Dollars, see attached)
     Minimum Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Original Issue Discount ("OID"):        Yes        X   No
                                    ---           ---
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:      X    Book-Entry          Certificated
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Agent:     X   J. P. Morgan Securities Inc.
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               Credit Suisse First Boston Corporation
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Agent acting in the capacity as indicated below:
       X   Agent               Principal
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If as principal:
          The Notes are being offered at varying prices related to prevailing
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          market prices at the time of resale.

          The Notes are being offered at a fixed initial public offering price
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          of         % of principal amount.
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If as Agent:
     The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.
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Exchange Rate Agent:

Other Provisions:  See attached Addendum